Exhibit 99.1

NEWS RELEASE	Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, MD 20852
www.federalrealty.com

FOR IMMEDIATE RELEASE

Investor Inquiries	Media Inquiries
Andrew Blocher	Kristine Warner
Vice President, Capital Markets & Investor Relations	Director, Corporate Communications
301/998-8166	301/998-8212
ablocher@federalrealty.com	kwarner@federalrealty.com

FEDERAL REALTY ANNOUNCES DETAILS OF SHOPPING CENTER JOINT VENTURE

ROCKVILLE, Md. – (July 12, 2004) Federal Realty Investment Trust (NYSE:FRT) today announced that it has formed a joint venture with Clarion Lion Properties Fund, a discretionary fund created and advised by ING Clarion Partners. The joint venture will acquire up to $350 million of stabilized, supermarket-anchored, shopping centers in the Trust’s strategic East Coast and California markets.

Federal Realty and Clarion Lion Properties Fund have committed to contribute to the joint venture up to $42 million and $98 million, respectively, of equity capital to acquire properties over the next 24 months. Federal Realty seeded the joint venture by contributing Plaza del Mercado, a $20.5 million Giant Food anchored shopping center in Montgomery County, Md., and expects that external acquisitions will be used to achieve the venture’s investment objectives.

Federal Realty will be the manager of the venture and its properties, earning fees for acquisitions, management, leasing, and financing and will have the opportunity to receive performance-based earnings. The Trust’s management estimates that the venture will be accretive to earnings and FFO per share while further leveraging Federal Realty’s leasing, management, and operating efficiencies in its existing markets. Federal Realty will file the complete joint venture agreement with the Securities Exchange Commission under form 8-K.

“We look forward to working with ING Clarion on this joint venture and sincerely appreciate their endorsement of Federal Realty’s management and strategy through this commitment,” commented Donald Wood, Federal Realty’s President and Chief Executive Officer. “This partnership gives Federal Realty the ability to acquire high quality, stabilized shopping centers that may not otherwise meet the Trust’s property operating income growth targets. The structure of this venture will allow these stabilized assets to enhance Federal Realty’s property operating income growth, while further leveraging our core competencies in markets where we already operate.”

Stephen Hansen, Managing Director and Portfolio Manager for the Clarion Lion Properties Fund added, “This joint venture affords us the opportunity to co-invest with a premier shopping center operator in their strategic markets. We benefit from Federal Realty’s substantial platform and proven ability to add value to portfolio properties through its management and leasing expertise.”

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FEDERAL REALTY INVESTMENT TRUST ANNOUNCES

DETAILS OF SHOPPING CENTER JOINT VENTURE

July 12, 2004

About Federal Realty

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development, and redevelopment of shopping centers and Street Retail properties. Federal Realty’s portfolio contains approximately 16.9 million square feet located primarily in strategic metropolitan markets in the Northeast, Mid-Atlantic, and California. The operating portfolio was approximately 93% leased to over 2,200 national, regional, and local retailers as of March 31, 2004, with no single tenant accounting for more than 2.4% of rental revenue. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 36 consecutive years, the longest consecutive record in the REIT industry. Shares of Federal Realty are traded on the NYSE under the symbol FRT. Additional information about Federal Realty can be found on the Internet at www.federalrealty.com.

About ING Clarion Partners

The Clarion Lion Properties Fund is a $1.4 billion private equity real estate fund that invests in office, retail, multifamily and industrial properties throughout the U.S. It is managed by ING Clarion Partners, a leading real estate investment management firm. Founded in 1982, ING Clarion Partners and its affiliates manage more than $16 billion in assets in the private equity, public equity, and public debt sectors of the real estate markets. ING Clarion is headquartered in New York and has more than 600 employees located in major markets throughout the United States. The firm is the U.S. real estate management affiliate of the ING Group, one of the world’s largest integrated financial services companies; ING has more than $600 billion in global assets under management, including $55 billion of real estate assets. Additional information about ING Clarion can be found on the Internet at www.ingclarion.com.

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